PRESS RELEASE

For Immediate Release
Ormat Technologies Contact:	Investor Relations Contact:
Dita Bronicki	Todd Fromer/ Marybeth Csaby
CEO	KCSA Worldwide
+1-775-356-9029	+212-896-1215 / 212-896-1236
dbronicki@ormat.com	tfromer@kcsa.com / mcsaby@kcsa.com

Ormat Technologies, Inc. Announces

Unregistered Sale of Common Stock

Reno, Nevada, January 9, 2008 - Ormat Technologies, Inc. (NYSE: ORA), today announced the closing of the sale of 693,750 shares of common stock to its parent company, Ormat Industries Ltd., in an unregistered sale complying with the requirements of Regulation S under the Securities Act of 1933, as amended. The price per share for the shares of common stock issued in the unregistered sale was $48.02 per share, representing a 5% discount to the closing market price of the Company’s common stock ($50.55 per share) on December 3, 2007, the date the unregistered sale was approved by a majority of the Company’s shareholders.

The Company expects to use the aggregate net proceeds from the unregistered sale, in the amount of approximately $33.3 million, for its general corporate purposes and those of its consolidated subsidiaries. Such purposes may include construction of geothermal and recovered energy generation power plants and other investments, and financing of possible acquisitions.

The shares of common stock issued in the unregistered sale will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company nor shall there be any sale of such securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Ormat Technologies

Ormat Technologies, Inc. is a vertically-integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, builds, owns and operates geothermal and recovered energy power plants. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power generating equipment, and provides related services. The Company currently operates the following geothermal and recovered energy-based power plants: in the United States - Brady, Heber, Mammoth, Ormesa, Puna, Steamboat and OREG 1; in Guatemala – Zunil and Amatilan; in Kenya - Olkaria; and in Nicaragua - Momotombo.

Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2007, and the Prospectus Supplement filed with the Securities and Exchange Commission on October 23, 2007.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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